                      [PULASKI FINANCIAL CORP. LETTERHEAD]


       PULASKI FINANCIAL REPORTS THIRD QUARTER NET INCOME OF $2.0 MILLION

        o      DOUBLE-DIGIT REVENUE GROWTH CONTINUED DURING QUARTER:
        o      TOTAL REVENUES UP 14%
        o      MORTGAGE REVENUES INCREASE 35% TO $1.9 MILLION
        o      RETAIL BANKING REVENUES CLIMB 17%
        o      NET INTEREST INCOME GROWS 9% TO $7.2 MILLION
        o PROVISION FOR LOAN LOSSES INCREASED TO COVER STRONG $62.3 MILLION LOAN GROWTH, CHARGE-OFFS AND SEVERAL NON-PERFORMING LOANS
        o LOAN DEMAND REMAINS STRONG WITH 7% GROWTH IN QUARTER AND 17% GROWTH FOR NINE MONTHS
        o CORE DEPOSITS EXPAND 5% DURING THE QUARTER AND 17% FOR THE NINE-MONTH PERIOD
        o      NON-INTEREST EXPENSE REMAINS WELL CONTROLLED

ST. LOUIS, JULY 24, 2007--Pulaski Financial Corp. (Nasdaq Global Select: PULB) today announced earnings for the quarter ended June 30, 2007 of $2.0 million, or $0.19 per diluted share, compared with earnings of $2.5 million, or $0.24 per diluted share, for the same quarter last year. For the nine months ended June 30, 2007, earnings were $6.7 million, or $0.65 per diluted share, compared with $7.2 million, or $0.76 per diluted share for the same period a year ago.

The Company noted that results for last year's nine-month period included a $2.5 million gain on the sale of the Kansas City branch location, partially offset by a $250,000 charitable contribution to a St. Louis community-based organization. These two items had a net favorable impact on diluted earnings per share of $0.15 for the nine months ended June 30, 2006.

For the third quarter, total revenues, consisting of net interest income and non-interest income, experienced strong growth, increasing $1.4 million, or 14.1%, to $11.0 million compared with $9.6 million for the comparable period a year earlier. Non-interest expense increased only 12.1%, or $663,000, during the same periods. The impact of these favorable trends was offset by a $1.6 million increase in the provision for loan losses to $1.9 million in the June 2007 quarter compared with $292,000 in the June 2006 quarter.

Total revenues for the nine-month period grew $2.4 million, or 8.5%, to $30.9 million in 2007 compared with $28.5 million in 2006, while total non-interest expense increased only 9.9%, or $1.6 million, during the same periods. The provision for loan losses totaled $3.2 million for the 2007 period compared with $1.2 million in the prior year period.

ASSET QUALITY
The significant increases in the provision for loan losses for the three- and nine-month periods were the result of significant growth in the loan portfolio, charge-offs and an increase in the level of non-performing loans. Management performed detailed reviews on a number of past due loans during the quarter in light of recent real estate market conditions. Included in this review were two loans secured by commercial real estate totaling $2.8 million and seven loans secured by residential real estate totaling $714,000. The reviews resulted in a provision for loan losses totaling approximately $833,000 in the June 2007 quarter. The remainder of the third quarter provision related to the $62.3 million growth in the Company's performing loan portfolio and to charge-offs.

Net charge-offs for the quarter ended June 30, 2007 were $422,000, or 0.17% of average loans on an annualized basis, compared with $414,000, or 0.18% of average loans on an annualized basis, and $53,000, or 0.03% of average loans on an annualized basis for the quarters ended March 31, 2007 and June 30, 2006, respectively. Net charge-offs for the current-year quarter primarily include $407,000 in charge-offs on single-family residential mortgage loans.

Chairman and CEO William A. Donius commented, "The industry is experiencing declining property values in some Midwest residential real estate markets for the first time since the late 1980s due to a slowing of activity in the housing market and an increase in housing inventory. Because property values in the Midwest generally have moved up slowly over the years, we are not expecting a substantial decline in value." Donius commented further, "We recognized this trend through the increase in our allowance for loan losses noted above and have been proactively adapting to this environment by tightening our underwriting practices over the past year. Also, we are modifying policies, scrutinizing collateral values on problem loans and making changes to eliminate or enhance certain loan products in light of current market conditions."

Non-performing assets increased to $15.3 million, or 1.35% of total assets, at June 30, 2007 compared with $10.5 million, or 0.98% of total assets, at March 31, 2007 and $9.9 million, or 1.02% of total assets, at September 30, 2006. The increase from March 31, 2007 was largely due to an increase in the level of non-accruing residential, multi-family and commercial real estate loans. Included in non-accruing loans at June 30, 2007 is a $2.6 million loan secured by commercial real estate. Management is actively working with the borrower to resolve the problem and believes the loan was adequately collateralized at June 30, 2007. The ratios of the allowance for loan losses to total loans and to non-performing loans were 0.99% and 80.82%, respectively, at June 30, 2007 compared with 0.92% and 110.91%, respectively, at September 30, 2006.

NON-INTEREST INCOME UP ON INCREASED MORTGAGE AND RETAIL BANKING REVENUES
Total non-interest income increased $769,000, or 26%, to $3.8 million for the quarter ended June 30, 2007 compared with $3.0 million for the June 2006 quarter. Total non-interest income decreased $499,000, or 4.8%, to $9.9 million for the nine months ended June 30, 2007 compared with $10.4 million for the nine months ended June 30, 2006. The Company completed the sale of its only depository branch in Kansas City,

Missouri during February 2006 resulting in a $2.5 million gain. Excluding this gain, non-interest income rose $2.0 million, or 25%, to $9.9 million for the nine months ended June 30, 2007 compared with the same period a year ago.

"Our efforts to grow non-interest income are yielding strong results," Donius noted. "Our residential mortgage group had a great quarter." Mortgage revenues increased 35% to $1.9 million in the June 2007 quarter on loan sales of $399 million compared with $1.4 million of revenue on sales of $321 million for the same period in 2006. Loans originated for resale totaled $411 million during the June 2007 quarter compared with $345 million in the comparable period last year. The growth in loan activity stems primarily from the expansion of the residential mortgage sales staff. At June 30, 2007, the Company had approximately 80 residential loan officers compared with approximately 60 at June 30, 2006.

Donius commented, "The success we are experiencing in the mortgage division is allowing us to continue to expand our title and appraisal operations." During the quarter ended June 30, 2007, appraisal and title revenues increased to $486,000 compared with $186,000 for the quarter ended June 30, 2006. The Company's appraisal division began operations in July 2006 and currently serves less than 50% of the Company's residential loan customers. Management is focused on expanding the division's capacity and increasing this market share.

Also contributing to the rise in non-interest income were higher retail banking revenues, which increased 17% to $919,000 for the quarter ended June 30, 2007 compared with the same quarter in 2006 and increased 11% to $2.5 million for the nine months ended June 30, 2007 compared with the same 2006 period. The increases were driven by strong deposit growth. Total deposits grew 25.9% to $825.6 million at June 30, 2007 from $655.6 million at September 30, 2006. Demand deposit accounts, which are considered the bank's core deposits, increased $44.2 million, or 17%, during the nine months ended June 30, 2007 to $302.7 million. The year-to-date deposit growth also included an increase in brokered certificates of deposit of $89.7 million, which was used to fund new loans.

NET INTEREST INCOME BOLSTERED BY STRONG LOAN DEMAND
Net interest income rose 9% to $7.2 million for the quarter ended June 30, 2007 compared with $6.6 million for the same period last year. The increase was fueled by strong loan growth. Year to date, net interest income rose 16% to $21.1 million compared with $18.1 million for the same nine-month period last year.

The Company's loan portfolio grew 7%, or $62.3 million, during the quarter to $919.4 million at June 30, 2007. For the nine months, loan balances increased 17%, or $134.2 million. Commercial real estate and commercial and industrial loans accounted for approximately 48% and 63% of this growth for the three- and nine-month periods, respectively. At June 30, 2007, the Company had a pipeline of approved but unclosed commercial loans totaling $59 million and another $405 million in loan applications. Donius commented, "Our commercial lending group continues to grow and perform at a very high level. We continued to add key personnel to this group during the past quarter."

The net interest margin decreased during the June 2007 quarter to 2.87% from 2.95% for the quarter ended March 31, 2007 and 3.27% for the quarter ended June 30, 2006. The decline in the net interest margin was due primarily to strong competition for loan originations, which created pressure on loan yields, combined with an increase in wholesale funding sources, which are typically more costly than retail deposits. Also contributing to the decline in the net interest margin during the June 2007 quarter was the charge-off of approximately $263,000 of accrued interest on past due loans, reducing the margin by approximately 10 basis points. "We have a strong history of successful loan collections. The decision to record this level of charge-offs represents a change in management's assessment of economic conditions and our ability to collect the full amounts due on these loans. However, we anticipate an increase in our margin from the mid 2.90% range. We believe our cost of funds has stabilized and we are continuing to see increased interest rates on adjustable rate loans and new fixed-rate assets," Donius commented.

NON-INTEREST EXPENSE
Non-interest expense rose to $6.1 million in the third quarter, an increase of $663,000, or 12%, over the same quarter last year primarily as the result of an increase in compensation and employee benefits expense and advertising expense. Compensation and employee benefits expense, which represented approximately 52% of total non-interest expense for the quarter, increased to $3.2 million compared with $2.9 million in the same period a year ago. This was due mostly to the addition of employees at the new Richmond Heights bank location and staff expansion necessary to support increased loan activity. Advertising expense increased to $394,000 compared with $278,000 in the same period a year ago primarily as the result of the Company's increased advertising focused on increasing deposits.

OUTLOOK
"We are cautiously optimistic about the remainder of fiscal 2007 and next year as well," Donius said. "We are pleased with the trends we saw in our key third quarter revenues and expenses. However, property values within St. Louis and Kansas City have declined in recent months and remain a concern as we work through our non-performing assets. Following the additional provisions made this quarter, management believes the Company is well reserved to absorb probable losses within its current portfolio. After reviewing our third quarter results and evaluating trends in local real estate values, we have revised our fiscal year 2007 expectations to mid single-digit growth in diluted earnings per share from operations, when compared to last year's results excluding the gain on sale of the bank location, versus the low double-digit growth estimate we previously provided."

Donius continued, "While we expect the intensely competitive lending environment to persist and the housing market to remain soft for the foreseeable future, Pulaski is well-positioned to continue growing. We remain one of the leading mortgage lenders in the St. Louis metropolitan market and among the top lenders in Kansas City. The economy in our market is strong and continues to provide opportunities for growth in our commercial lending business."

"The strategic expansion of our presence in St. Louis is continuing with two additional locations scheduled to open before the end of calendar 2007, including one in the downtown district and another in suburban Clayton. These will further enhance convenience for current customers and attract new commercial and retail banking business. We expect our new bank locations to stimulate continued growth in core deposits as well as lending activity. These locations are a significant step forward in our strategic plan to become the premier community bank in St. Louis," Donius noted.

CONFERENCE CALL TOMORROW
Pulaski Financial management will discuss second quarter results and other developments tomorrow, July 25, 2007, during a conference call beginning at 10 a.m. Central Daylight Time. The call also will be simultaneously web cast and archived for three months at:
http://www.viavid.net/detailpage.aspx?sid=000041C2. Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay through August 8, 2007 at 877-660-6853, account number 3055 and conference I.D. 248074.

ABOUT PULASKI FINANCIAL
Pulaski Financial Corp., operating in its 85th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through ten full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2006, and our Quarterly Report on Form 10-Q for the quarters ending December 31, 2006 and March 31, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.


FOR ADDITIONAL INFORMATION CONTACT:
William A. Donius, Chairman & CEO                 Michael Arneth or Tad Gage
Pulaski Financial Corp.                           The Investor Relations Company
(314) 878-2210 Ext. 3610                          (312) 245-2700

                                TABLES FOLLOW...


                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                               JUNE 30,              MARCH 31,         SEPTEMBER 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                 2007                  2007                2006
                                                          -----------          -----------         -------------
Total assets                                              $ 1,135,660          $ 1,063,673          $ 962,460
Loans receivable, net                                         919,397              857,095            785,199
Allowance for loan losses                                       9,999                8,510              7,817
Loans held for sale, net                                       85,367               76,703             60,371
Investment securities (includes equity securities)             14,899               22,743             17,449
FHLB stock                                                      8,892                8,189              9,524
Mortgage-backed & related securities                            3,167                3,331              3,631
Cash and cash equivalents                                      36,072               29,139             22,116
Deposits                                                      825,569              768,581            655,577
FHLB advances                                                 168,000              160,500            172,800
Subordinated debentures                                        19,589               19,589             19,589
Stockholders' equity                                           80,199               79,296             75,827
Book value per share                                            $8.04                $7.95              $7.62

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                 1.22%                0.87%              0.83%
Nonperforming assets as a percent of total assets               1.35%                0.98%              1.02%
Allowance for loan losses as a percent of total loans           0.99%                0.90%              0.92%
Allowance for loan losses as a percent of nonperforming loans   80.82%              104.32%            110.91%

                                                                THREE MONTHS                          NINE MONTHS
SELECTED OPERATING DATA                                        Ended June 30,                        Ended June 30,
                                                   -----------------------------------       --------------------------------
(DOLLARS IN THOUSANDS)                                    2007                2006               2007                 2006
                                                   --------------         ------------       ------------         -----------
Interest income                                         $ 18,241             $ 14,259           $ 51,516            $ 38,189
Interest expense                                          11,001                7,611             30,451              20,045
                                                   --------------         ------------       ------------         -----------
    Net interest income                                    7,240                6,648             21,065              18,144
Provision for loan losses                                  1,911                  292              3,166               1,151
                                                   --------------         ------------       ------------         -----------
    Net interest income after provision for
       loan losses                                         5,329                6,356             17,899              16,993
                                                   --------------         ------------       ------------         -----------
Retail banking fees                                          919                  786              2,456               2,218
Mortgage revenues                                          1,904                1,407              4,071               3,535
Revenue from title company operations                        227                  186                671                 559
Revenue from investment division operations                  159                  152                534                 419
Revenue from appraisal division operations                   259                    -                683                   -
Gain on sale of securities                                     -                    -                144                  56
Gain on sale of branch                                         -                    -                  -               2,474
Other                                                        303                  470              1,312               1,108
                                                   --------------         ------------       ------------         -----------
    Total non-interest income                              3,771                3,001              9,871              10,369
                                                   --------------         ------------       ------------         -----------
Compensation expense                                       3,178                2,877              9,126               7,881
Occupancy, equipment and data processing                   1,454                1,427              4,136               3,762
Advertising                                                  394                  278              1,013                 743
Professional services                                        318                  279                979                 943
Real estate foreclosure expense and losses, net              112                   36                348                  91
(Gain) loss on derivative financial instruments             (131)                (146)              (445)                334
Charitable donations                                          37                   17                104                 325
Other                                                        779                  710              2,527               2,107
                                                   --------------         ------------       ------------         -----------
    Total non-interest expense                             6,141                5,478             17,788              16,186
                                                   --------------         ------------       ------------         -----------

Income before income taxes                                 2,959                3,879              9,982              11,176
Income taxes                                                 975                1,401              3,308               3,956
                                                   --------------         ------------       ------------         -----------
    Net income                                           $ 1,984              $ 2,478            $ 6,674             $ 7,220
                                                   ==============         ============       ============         ===========

PERFORMANCE RATIOS
Return on average assets                                   0.73%                1.13%              0.86%               1.15%
Return on average equity                                   9.62%               13.03%             11.04%              15.50%
Interest rate spread                                       2.54%                2.95%              2.62%               2.90%
Net interest margin                                        2.87%                3.27%              2.95%               3.14%

SHARE DATA
Weighted average shares outstanding-basic              9,825,886            9,755,591          9,826,523           9,009,505
Weighted average shares outstanding-diluted           10,266,592           10,243,755         10,267,007           9,536,280
EPS-basic                                                  $0.20                $0.25              $0.68               $0.80
EPS-diluted                                                $0.19                $0.24              $0.65               $0.76
Dividends                                                 $0.090               $0.080             $0.026              $0.240


                            PULASKI FINANCIAL CORP.
             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued

LOANS RECEIVABLE                                         JUNE 30,              MARCH 31,         SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                     2007                  2007               2006
                                                       --------------         ------------       ------------
Real estate mortgage:
  One to four family residential                           $ 330,703            $ 321,033          $ 314,746
  Multi-family residential                                    24,660               16,981             13,629
  Commercial real estate                                     192,192              175,546            150,529
                                                       --------------         ------------       ------------
     Total real estate mortgage                              547,555              513,560            478,904
                                                       --------------         ------------       ------------
Real estate construction and development:
  One to four family residential                              38,786               32,883             30,586
  Multi-family residential                                    13,978               13,910              6,042
  Commercial real estate                                      34,971               31,565             20,567
                                                       --------------         ------------       ------------
     Total real estate construction and development           87,735               78,358             57,195
                                                       --------------         ------------       ------------

Commercial & Industrial Loans                                 76,927               67,080             48,785
Equity line of credit                                        215,119              204,226            207,153
Consumer and installment                                       6,845                6,311              6,276
                                                       --------------         ------------       ------------
                                                             934,181              869,535            798,313
                                                       --------------         ------------       ------------
Add (less):
  Deferred loan (costs) fees                                   5,197                5,194              4,879
  Loans in process                                            (9,982)              (9,124)           (10,176)
  Allowance for loan losses                                   (9,999)              (8,510)            (7,817)
                                                       --------------         ------------       ------------
                                                             (14,784)             (12,440)           (13,114)
                                                       --------------         ------------       ------------
       Total                                               $ 919,397            $ 857,095          $ 785,199
                                                       ==============         ============       ============
Weighted average rate at end of period                         7.62%                7.55%              7.50%
                                                       ==============         ============       ============


                                                              JUNE 30, 2007           MARCH 31, 2007      SEPTEMBER 30, 2006
                                                         ----------------------     ------------------   --------------------
                                                                       WEIGHTED               WEIGHTED              WEIGHTED
DEPOSITS                                                               AVERAGE                AVERAGE               AVERAGE
(DOLLARS IN THOUSANDS)                                                 INTEREST               INTEREST              INTEREST
                                                            BALANCE      RATE       BALANCE    RATE       BALANCE     RATE
                                                         -------------------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                            $  54,262     0.00%      $ 46,647    0.00%     $ 38,830     0.00%
   Interest-bearing checking                                  62,424     1.75%        63,792    1.76%       53,448     1.66%
   Money market                                              155,992     4.28%       148,588    4.25%      134,383     4.12%
   Passbook savings accounts                                  30,030     0.27%        30,519    0.37%       31,895     0.39%
                                                         ------------             ----------            ----------
        Total demand deposit accounts                        302,708     2.59%       289,546    2.61%      258,556     2.53%
                                                         ------------             ----------            ----------
Certificates of Deposit: (1)
    $100,000 or less                                         236,274     5.39%       236,026    5.30%      207,900     5.02%
    Greater than $100,000                                    286,587     4.74%       243,009    4.65%      189,121     4.43%
                                                         ------------             ----------            ----------
        Total certificates of deposit                        522,861     5.03%       479,035    4.97%      397,021     4.74%
                                                         ------------             ----------            ----------
         Total deposits                                    $ 825,569     4.14%     $ 768,581    4.08%    $ 655,577     3.87%
                                                         ============             ===========           ===========
 (1) Includes brokered deposits                            $ 208,236            $ 176,005                $ 118,500
                                                         ============             ===========           ===========



                             PULASKI FINANCIAL CORP.
               NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
                                   (UNAUDITED)

NONPERFORMING ASSETS                                        JUNE 30,              MARCH 31,        SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                        2007                  2007               2006
                                                         --------------         ------------       ------------
Non-accrual loans:
    Residential real estate                                   $  2,058             $    466            $   794
    Commercial                                                   3,238                    -                  -
    Real estate-construction and development                       144                    -                  -
    Home equity                                                    652                  126                119
    Other                                                          138                   53                 27
                                                         --------------         ------------       ------------
        Total non-accrual loans                                  6,230                  645                940
                                                         --------------         ------------       ------------
Accruing loans past due 90 days or more:
    Residential real estate                                      2,317                3,649              3,984
    Commercial                                                     383                  821                125
    Real estate-construction and development                         -                  549                  -
    Home equity                                                  1,666                1,745              1,456
    Other                                                           25                   54                 21
                                                         --------------         ------------       ------------
        Total accruing loans past due 90 days or more            4,391                6,818              5,586
                                                         --------------         ------------       ------------
Restructured loans                                                 210                  117                220
Other nonperforming loans                                        1,542                  577                302
                                                         --------------         ------------       ------------
        Total non-performing loans                              12,373                8,157              7,048
Real estate acquired in settlement of loans                      2,892                2,263              2,764
Other nonperforming assets                                          43                   43                 44
                                                         --------------         ------------       ------------
        Total non-performing assets                           $ 15,308             $ 10,463            $ 9,856
                                                         ==============         ============       ============


ALLOWANCE FOR LOAN LOSSES                                     NINE MONTHS ENDED JUNE 30,
                                                         -----------------------------------
(DOLLARS IN THOUSANDS)                                        2007                  2006
                                                         --------------         ------------
Allowance for loan losses,  beginning of period               $  7,817              $ 6,806
Provision charged to expense                                     3,166                1,151
Allowance for loans acquired in
   business combination                                              -                  282
Loans charged-off                                               (1,011)                (612)
Recoveries of loans previously charged-off                          27                    8
                                                         --------------         ------------
Allowance for loan losses, end of period                      $  9,999              $ 7,635
                                                         ==============         ============

                             PULASKI FINANCIAL CORP.
                             AVERAGE BALANCE SHEETS
                                   (UNAUDITED)

                                                                              THREE MONTHS ENDED
                                                   --------------------------------------------------------------------------
                                                             June 30, 2007                            June 30, 2006
                                                   -----------------------------------       --------------------------------
                                                                 Interest   Average                      Interest  Average
(DOLLARS IN THOUSANDS)                                Average      and      Yield/             Average     and      Yield/
                                                      Balance    Dividends   Cost              Balance   Dividends   Cost
                                                   -----------------------------------       --------------------------------
Interest-earning assets:
    Loans receivable                                 $   894,769 $ 16,483    7.37%             $ 728,037 $ 13,011   7.15%
    Loans available for sale                              82,297    1,311    6.37%                57,247      933   6.52%
    Other interest-earning assets                         33,167      447    5.39%                27,661      315   4.56%
                                                   -----------------------                   ---------------------
        Total interest-earning assets                  1,010,233   18,241    7.22%               812,945   14,259   7.02%
                                                                 ---------                               ---------
Noninterest-earning assets                                83,982                                  62,831
                                                   --------------                            ------------
        Total assets                                 $ 1,094,215                               $ 875,776
                                                   ==============                            ============

Interest-bearing liabilities:
    Deposits                                         $   744,868  $ 8,293    4.45%             $ 556,069  $ 5,174   3.72%
    Borrowed money                                       196,223    2,708    5.52%               191,348    2,438   5.10%
                                                   -----------------------                   ---------------------
        Total interest-bearing liabilities               941,091   11,001    4.68%               747,417    7,612   4.07%
                                                                 ---------                               ---------
Noninterest-bearing deposits                              48,208                                  33,169
Noninterest-bearing liabilities                           22,458                                  19,109
Stockholders' equity                                      82,458                                  76,081
                                                   --------------                            ------------
        Total liabilities and stockholders' equity   $ 1,094,215                               $ 875,776
                                                   ==============                            ============
Net interest income                                               $ 7,240                                 $ 6,647
                                                                 =========                               =========
Interest rate spread                                                         2.54%                                  2.95%
Net interest margin                                                          2.87%                                  3.27%

                                                                               NINE MONTHS ENDED
                                                   --------------------------------------------------------------------------
                                                             June 30, 2007                            June 30, 2006
                                                   -----------------------------------       --------------------------------
                                                                 Interest   Average                      Interest  Average
(DOLLARS IN THOUSANDS)                                Average      and      Yield/             Average     and      Yield/
                                                      Balance    Dividends   Cost              Balance   Dividends   Cost
                                                   -----------------------------------       --------------------------------
Interest-earning assets:
    Loans receivable                                 $   854,568   $ 47,383    7.39%           $ 694,142   $ 35,252   6.77%
    Loans available for sale                              63,072      2,900    6.13%              45,206      2,031   5.99%
    Other interest-earning assets                         33,172      1,233    4.96%              31,650        906   3.82%
                                                   ------------------------                    --------------------
        Total interest-earning assets                    950,812     51,516    7.22%             770,998     38,189   6.60%
                                                                   --------                                --------
Noninterest-earning assets                                78,833                                  63,158
                                                   -------------                               ---------
        Total assets                                 $ 1,029,645                               $ 834,156
                                                   =============                               =========

Interest-bearing liabilities:
    Deposits                                         $   692,786   $ 22,613    4.35%           $ 535,884   $ 13,453   3.35%
    Borrowed money                                       190,678      7,837    5.48%             186,357      6,592   4.72%
                                                   -------------------------                   --------------------
        Total interest-bearing liabilities               883,464     30,450    4.60%             722,241     20,045   3.70%
                                                                   ---------                               --------
Noninterest-bearing deposits                              46,097                                  29,466
Noninterest-bearing liabilities                           19,492                                  20,341
Stockholders' equity                                      80,592                                  62,108
                                                   -------------                               ---------
        Total liabilities and stockholders' equity   $ 1,029,645                               $ 834,156
                                                   =============                               =========
Net interest income                                                $ 21,066                                $ 18,144
                                                                   =========                               ========
Interest rate spread                                                          2.62%                                  2.90%
Net interest margin                                                           2.95%                                  3.14%



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